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EXHIBIT 10.1


Dean L. Julia
Chief Executive Officer
Ace Marketing & Promotions, Inc.
457 Rockaway Avenue
Valley Stream, NY 11581
Phone: 516-256-7766
Fax: 516-256-7805

          RE: INVESTMENT BANKING AGREEMENT WITH LEGEND SECURITIES, INC.

Dear Mr. Julia,

         This letter (THE "AGREEMENT") shall confirm the engagement of Legend Securities, Inc., ("LEGEND") by Ace Marketing & Promotions, Inc. (the "COMPANY" and collectively the "Parties") for purposes of providing, on a non-exclusive basis, investor awareness and business advisory services as set forth below in consideration for the fees and compensation described hereinafter:

1. The Agreement shall be effective as of February 24, 2009 (THE "EFFECTIVE DATE").

2. The Company agrees to provide Legend such information, historical financial data, projections, proformas, business plans, due diligence documentation, and other information (collectively the "INFORMATION") in the possession of the Company that Legend may reasonably request or require to perform the Services (as hereinafter defined) set forth herein. The Information provided by the Company to Legend shall be true, complete and accurate in all material respects as of the date specified therein and shall not set forth any untrue statements nor omit any fact required or necessary to make the Information provided not misleading. The Company acknowledges that Legend may rely during the Term on the accuracy and completeness of all Information provided by the Company without independent verification. The Company authorizes Legend to use such Information solely in connection with its performance of the Services.

3. Legend will use its best efforts to furnish ongoing investor awareness and business advisory services (THE "SERVICES") as the Company may from time to time reasonably request the Services may include, without limitation, the following:

         o assistance with investor presentations such as, but not limited to, PowerPoint slide presentations, broker/dealer fact sheets, financial projections and budgets;

         o        sponsorship to capital conferences;

         o        identification and evaluation of financing transactions;

         o identification and evaluation of acquisition and/or merger candidates;

         o introductions to broker dealers, research analysts, and investment companies that Legend believes could be helpful to the Company.


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4. The term of this Agreement shall be TWELVE (12) months from the Effective
Date of this Agreement; provided that the Company may, in its discretion, extend the Term for up to an additional six (6) months by providing notice of such extension to Legend at any time prior to the expiration of this Agreement (such period, as it may be extended pursuant to this sentence, the "TERM"), and the additional compensation owed to Legend during any such extension shall be the Monthly Advisory Fee described in Section 5. The Agreement may not be terminated by the Parties during the first ninety days following the Effective Date (the "INTRODUCTION PERIOD") other than as a result of a material breach of any provision of this agreement that is not uncured within ten (10) days following notification thereof by the non- breaching party. Following the Introduction Period and in the event that the Company desires to terminate this Agreement at any time prior to the expiration date, it shall provide Legend with written notice of its intention to terminate this Agreement and this Agreement shall so terminate immediately following delivery of such notice by the Company (the "TERMINATION DATE"), without any further responsibility for either party; provided, however, that Legend shall be entitled to retain all Warrants (as defined below) vested as of the Termination Date, Legend shall be reimbursed for all authorized unreimbursed expenses and it shall be entitled to be paid for all Monthly Advisory Fees (as defined below) earned through the Termination Date. As for the Monthly Advisory Fees accrued as of the Termination Date, such fees will be paid to Legend, if and only if, the Company completes a Capital Transaction (as defined below) within twelve (12) months of the Termination Date of this Agreement. Legend's obligations under Section 2 regarding Information of the Company shall survive such termination. Notice shall be deemed delivered when sent via e-mail, facsimile, or when deposited with a bonded overnight courier.

5. In consideration for the services described herein and subject to the completion of the Company's successful raise of net proceeds of at least $1,250,000 from the sale of its common stock, excluding common stock sold pursuant to commitments obtained prior to the date of this agreement (hereinafter referred to the "CAPITAL TRANSACTION"), the Company shall accrue a monthly advisory fee of ten thousand dollars ($10,000.00) per month (the "MONTHLY ADVISORY FEE"). All accrued monthly advisory fees shall be paid to Legend on the Closing Date of the Capital Transaction and thereafter the Monthly Advisory Fee shall be paid no later than the fifteenth (15th) day of each monthly anniversary of the Effective Date during the Term of this Agreement. The Monthly Advisory Fee shall be mailed to Legend at the following address:

Legend Securities, Inc
Attention: Salvatore C. Caruso
39 Broadway, Suite 740 New York, NY 10006
Phone: 212-344-5747 ext 231
Fax: 212-898-1224

6. Simultaneously with the execution of this Agreement, the Company shall issue and deliver to Legend a common stock purchase warrant (THE "WARRANT") for the purchase of three hundred and fifty thousand (350,000) shares of the Company's common stock. The Warrant shall have an exercise price equal to $.80 per share. The Warrant shall vest completely and in favor of the Legend as follows:

                                                            NUMBER OF SHARES
DATE                                                      UNDERLYING THE WARRANT
--------------------------------------------------------  ----------------------
The Effective Date                                                87,500
Each monthly anniversary of the Effective Date
  beginning May 13, 2009                                          30,000
Effective January 13, 2010                                        22,500

     In the event that this Agreement is terminated by either party, then all non-vested warrants as of the Termination Date shall terminate and shall be considered null and void as of the Termination Date of this Agreement.


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7. The Warrant, upon issuance, shall be fully paid, non-assessable, and free of any restrictions on transfer, but for those restrictions that are the result of state or federal securities laws. The Warrant shall be issued to Legend in the form of a warrant agreement (the "Warrant Agreement"), which shall be in a form and content reasonably satisfactory to Legend and its counsel and the Company and its counsel. The Warrant Agreement shall provide for, among other provisions, the above terms and the following: (1) The Warrant shall expire five years after the date that the Warrant Agreement is issued; (2) The Warrant shall have customary anti-dilution provisions for stock dividends, splits, mergers, and sale of substantially all assets of the Company; (3) Legend may exercise the Warrant at any time after signing the Warrant Agreement to the extent vested as described in Section 6; (4) The Warrants shall contain a "Cashless Exercise" provision that may be utilized 180 after issuance if there is not an effective Registration Statement covering the underlying common shares; and (5). The Company shall reserve, and at all times have available, a sufficient number of shares of its common stock to be issued upon the exercise of the Warrant.

The Warrant shall be issued in the name of LEGEND SECURITIES, INC. and mailed to the following address:

                           Legend Securities, Inc
                           Attention: Salvatore C. Caruso
                           39 Broadway, Suite 740
                           New York, NY 10006
                           Phone: 212-344-5747 ext 231
                           Fax: 212-898-1224

8. [LEFT INTENTIONALLY BLANK]

9. The Company recognizes that Legend now renders and may continue to render financial consulting, management, investment banking and other services to other companies that may or may not conduct business and activities similar to those of the Company. Legend shall be free to render such advice and other services and the Company hereby consents thereto. Legend shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary to fulfill its obligation hereunder.

10. During the Term of this Agreement the Company covenants, promises and agrees that:

         (a) Company shall immediately notify Legend if it is the subject of any material investigation or material litigation.

11. This Agreement shall be governed by and construed under the laws of the State of New York without regard to principals of conflicts of laws provisions. In the event of any dispute between the Company and Legend arising under or pursuant to the terms of this Agreement, or any matters arising under the terms of this Agreement, the same shall be settled only by arbitration through FINRA Dispute Resolution in County of New York, New York City, State of New York, in accordance with the Code of Arbitration Procedure published by FINRA Dispute Resolution. The determination of the arbitrators shall be final and binding upon the Company and Legend and may be enforced in any court of appropriate jurisdiction. This Agreement shall be construed by and governed exclusively under the laws of the State of New York, without regard to its conflicts of law provisions. The venue shall be in County of New York, NY.

12. The Company shall reimburse Legend for all approved out of pocket expenses, including without limitation acceptable travel and lodging, printing, legal, and mailing cost that Legend may incur in performance of the Services under this Agreement, provided Legend receives the Company's prior approval for any and all out of pocket expenses above five hundred dollars.


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13. The Company may disclose to Legend certain Information that is Proprietary
Information (as defined below) relating to certain privileged and confidential business matters that it would like Legend to evaluate. These disclosures will be given in strict secrecy and confidence and the Parties agree to use their best efforts to protect the integrity and confidentiality of the Proprietary Information. As used herein, Proprietary Information means any and all non-public data, ideas and information, in whatever form, tangible or intangible, which is provided to Legend by the Company in connection with the Agreement. If oral, in order to be considered "Proprietary Information" it must be followed by a written memo detailing the confidential nature of same and stamped "Proprietary Information."

14. [A] The Company shall indemnify and hold harmless Legend and its directors, officers, employees, agents, attorneys and assigns from and against any and all losses, claims, costs, damages or liabilities (including the reasonable fees and expenses of legal counsel) to which any of them may become subject in connection with the investigation, defense or settlement of any actions or claims: (i) caused by any untrue statement or alleged untrue statement of any material fact contained in any Information provided by the Company or the omission or alleged omission to state a material fact required to be stated in any such Information or necessary to make the statements in any Information not misleading, provided such Information was used by Legend in rendering any Service hereunder; (ii) arising in any manner out of or in connection with the rendering of Services by Legend hereunder; or (iii) otherwise in connection with this Agreement; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, cost, damage or liability arises out of any breach of this Agreement by Legend, or any misrepresentation or alleged misrepresentation of the material facts provided to Legend by the Company or arising from acts of gross negligence or malfeasance by Legend or any breach by Legend of this Agreement.

         [B] Legend shall indemnify and hold harmless the Company and its directors, officers, employees, agents, attorneys and assigns from and against any and all losses, claims, costs, damages or liabilities (including the reasonable fees and expenses of legal counsel) to which any of them may become subject in connection with the investigation, defense or settlement of any actions or claims: (i) caused by any untrue statement or alleged untrue statement of any material fact contained in any information provided by Legend other than Information provided to Legend by the Company ("Legend Information") or the omission or alleged omission to state a material fact required to be stated in any such Legend Information or necessary to make the statements in any Legend Information not misleading; (ii) arising in any manner out of or in connection with the rendering of Services by Legend hereunder; or (iii) otherwise in connection with this Agreement; provided, however, that Legend will not be liable in any such case if and to the extent that any such loss, claim, cost, damage or liability arises out of any breach of this Agreement by the Company or arising from acts of gross negligence or malfeasance by the Company or any breach by the Company of this Agreement

         [C] Promptly after receipt of notice of the commencement of any action, the party against whom an action is brought (the "Indemnified Party") shall, if a claim is also being made against the other party (the "Indemnifying Party") for indemnification pursuant to this Agreement, notify the Indemnifying Party in writing of such action; provided that, the Indemnifying Party shall be relieved from any obligation to indemnify the Indemnified Party pursuant to this Agreement to the extent that any delay by the Indemnified Party to provide notice to the Indemnifying Party pursuant to this Section impairs or prejudices the Indemnifying Party's ability to assume and defend any such action. In case any such action shall be brought against the Indemnified Party it shall notify the Indemnifying Party of the commencement of such action, and the Indemnifying Party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to the Indemnified Party, and, after notice from the Indemnifying Party to the Indemnified Party of its election so to assume and undertake the defense of such action, the Indemnifying Party shall not be liable to the Indemnified Party under this paragraph 13 for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such action; if the Indemnified Party retains its own counsel, then Indemnified Party shall pay all fees, costs and expenses of such counsel, provided, however, that, if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, the Indemnifying Party and the Indemnified Party shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.


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16. The Company acknowledges that Legend has made no guarantees that its performance hereunder will achieve any particular result with respect to the Company's business, stock price, trading volume, market capitalization or otherwise.

17. All notices hereunder shall be in writing and shall be validly given, made or served if in writing and delivered in person or when received by facsimile transmission, or five days after being sent first class certified or registered mail, postage prepaid, or one day after being sent by nationally recognized overnight carrier to the party for whom intended at the address set forth after each Parties signatures.

18. If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future Laws effective during the Term, the remainder of this Agreement shall not be affected. In lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable. In the event any clause or provision of this Agreement is illegal, invalid or unenforceable as aforesaid and the effect of such illegality, invalidity or unenforceability is that either party no longer has the substantial benefit of its bargain under this Agreement and a clause or provision as nearly identical as may be possible cannot be added, then, in such event, such party may in its discretion cancel and terminate this entire Agreement provided such party exercises such right within a reasonable time after such occurrence.

19. The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by the Parties and their respective counsel. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

20. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all Parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. To be effective, all waivers must be in writing, signed by both Parties. The rights and remedies of the Parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other except as may be specifically limited herein.

21. This Agreement contains the entire understanding of the Parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the Parties with respect to such subject matter. The Parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect thereto. Any amendment or modification to the Agreement shall be by written instrument only and must be executed by a representative, with complete authority, from the Company and Legend.


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22. This Agreement may be executed in any number of counterparts, each of which shall bean original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

23. In the event that any dispute among the Parties to this Agreement should result in litigation, the substantially prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such substantially prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals and collection.


                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]


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If the foregoing is in accordance with your understanding, kindly confirm your acceptance and agreement by signing and returning the enclosed duplicate of this Agreement that will thereupon constitute an agreement between us.

Very truly yours,



/S/Salvatore C. Caruso
President





Accepted and approved this 24th day of February, 2009




By: /s/ Dean L. Julia
    -------------------------------------
    Dean L. Julia
    Chief Executive Officer
    Ace Marketing & Promotions, Inc.